CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Equity Funds (Invesco Equity Funds) of

i.

our report dated October 29, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Main Street Fund’s Annual Report on Form N-CSR for the year ended August 31, 2019.

ii.

our report dated December 23, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Main Street Fund’s Annual Report on Form N-CSR for the two-months ended October 31, 2019.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

December 27, 2019